UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ENERGY FOCUS, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ENERGY FOCUS, INC.
32000 AURORA ROAD
SOLON, OHIO 44139
April 30, 2010
Dear Shareholder:
     This year’s Annual Meeting of Shareholders will be held on Wednesday, June 16, 2010 at 1:00 P.M., local time, at the principal executive offices of Energy Focus, Inc., 32000 Aurora Road, Solon, Ohio 44139. You are cordially invited to attend.
     The Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, have been made a part of this invitation.
     After reading the Proxy Statement, please promptly mark, date, sign and return the enclosed proxy in the pre-paid envelope to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU DATE, SIGN AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders are important.
     The Proxy Statement and related proxy form, as well as a copy of the Company’s 2009 Annual Report on Form 10-K, are being sent on or about May 10, 2010.
     The Board of Directors and management look forward to seeing you at the annual meeting.

Very truly yours,

Joseph G. Kaveski
Chief Executive Officer

ENERGY FOCUS, INC.
32000 AURORA ROAD
SOLON, OHIO 44139

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 16, 2010

TO THE SHAREHOLDERS:
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Energy Focus, Inc. (the “Company”) will be held on Wednesday, June 16, 2010, at 1:00 P.M., local time, at the principal executive offices of Energy Focus, Inc., 32000 Aurora Road, Solon, Ohio, for the following purposes:
1.	To elect seven directors to serve for the ensuing year or until their successors are elected and qualified, the nominees for which are as follows: David Anthony, John M. Davenport, J. James Finnerty, Michael A. Kasper, Joseph G. Kaveski, Paul von Paumgartten, and R. Louis Schneeberger;

2.	To amend the Company’s Certificate of Incorporation to increase the total number of authorized shares of common stock from 30,000,000 to 60,000,000;

3.	To approve an amendment to the 2008 Incentive Stock Plan to increase the number of shares of common stock authorized for issuance under the plan from 1,000,000 to 3,000,000;

4.	To approve the issuance of warrants to directors and officers who have or will participate in the Company’s bonding support program;

5.	To approve the reduction in the exercise price of a March 2008 Warrant to purchase 1,560,062 shares of the Company’s common stock by The Quercus Trust from $3.08 to $0.01 per share; and

6.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.
     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
     Only shareholders of record at the close of business on April 29, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Nicholas G. Berchtold
Vice President of Finance, Chief Financial Officer, and Secretary

Solon, Ohio
April 30, 2010
IMPORTANT: Please mark, date, sign and promptly mail the enclosed proxy card at your earliest convenience in the accompanying postage-paid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

TABLE OF CONTENTS

Information Concerning Solicitation and Voting of Proxies	1

Proposal No. 1: Election of Directors	3

Proposal No. 2: Amendment to the Company’s Certificate of Incorporation to Increase the Total Number of Authorized Shares of Common Stock from 30,000,000 to 60,000,000	8

Proposal No. 3: Approval of Amendment of the 2008 Stock Incentive Plan to Increase the Number of Shares of Common Stock Authorized for Issuance Under the Plan from 1,000,000 to 3,000,000	10

Proposal No. 4: Approval of the Issuance of Warrants to Directors and Officers Who Participate in the Company’s Bonding Support Program	14

Proposal No. 5: Approval of the Reduction in the Exercise Price of a March 2008 Warrant to Purchase 1,560,062 Shares of the Company’s Common Stock by The Quercus Trust from $3.08 to $0.01 Per Share	15

Report of the Audit and Finance Committee	16

Security Ownership of Principal Shareholders and Management	17

Executive Compensation and Other Matters	19

Compensation Committee Report	27

Director Compensation	28

Independent Registered Public Accounting Firm	29

Certain Relationship and Related Transactions	30

Section 16(a) Beneficial Ownership Reporting Compliance	31

Deadline for Receipt of Shareholder Proposals for the 2011 Annual Meeting	32

Householding Information	32

Other Matters	32

Annual Report on Form 10-K	32

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
ENERGY FOCUS, INC.
32000 AURORA ROAD
SOLON, OHIO 44139
INFORMATION CONCERNING SOLICITATION AND VOTING OF PROXIES
General
     The enclosed proxy is solicited on behalf of the Board of Directors of Energy Focus, Inc., a Delaware corporation (“Energy Focus” or the “Company”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, June 16, 2010 at 1:00 P.M., local time, or at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the principal executive offices of Energy Focus, Inc., 32000 Aurora Road, Solon, Ohio.
     This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about May 3, 2010. The cost of soliciting these proxies will be borne by the Company. Regular employees and directors of the Company may solicit proxies in person, by telephone, or by mail. No additional compensation will be given to employees or directors for such solicitation. The Company will request brokers and nominees who hold stock in their names to furnish proxy material to the beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.
Revocability of Proxies
     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use either by delivering to Energy Focus, Inc., Attention: Nicholas G. Berchtold, 32000 Aurora Road, Solon, Ohio 44139, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If a proxy is properly signed and not revoked, the shares it represents will be voted in accordance with the instructions of the shareholder.
Record Date and Share Ownership
     Only shareholders of record at the close of business on April 29, 2010 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. The Company had 22,930,366 shares of common stock, par value $.0001 per share (“common stock”), issued and outstanding as of that date.
Voting
     Each share of common stock held as of the Record Date entitles its holder to one vote on matters to be acted upon at the Annual Meeting, including the election of directors. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspectors of Election. Representatives of Cowden & Humphrey Co. LPA will act as the Inspectors of Election. The Inspectors of Election will also determine whether or not a quorum is present. Except with respect to the election of directors and except in certain other specific circumstances, the affirmative vote of a majority of shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is required under Delaware law for approval of proposals presented to shareholders. Withholding authority to vote on one or more nominees for election as directors will have the practical effect of voting against the election of such nominees for director, because withheld votes will be treated as votes cast under Delaware law. If shares are held in street name through a broker, bank or other nominee and beneficial owners do not provide instructions on how to vote, the broker or other nominee may have authority to vote these shares on certain matters, including the election of directors. When a broker cannot vote on behalf of the beneficial owners pursuant to the rules of the NASDAQ Stock Exchange, the un-voted shares are commonly referred to as “broker non-votes.” Broker non-votes on one or more matters are not considered votes cast for voting purposes (although broker non-votes are counted for purposes of establishing a quorum).

     The shares represented by the proxies received, properly marked, dated, signed and not revoked will be voted at the Annual Meeting. Where such proxies specify a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications made. Any proxy in the enclosed form which is returned but is not marked will be voted FOR the election of the seven nominees for director listed in this Proxy Statement, FOR the approval of the amendment to the Company’s Articles of Incorporation, FOR the approval of the amendment to the Company’s 2008 Stock Incentive Plan, FOR the approval of the issuance of warrants to directors who have or will participate in the Company’s bonding support program, FOR the approval of the reduction in the exercise price of a March 2008 warrant to purchase 1,560,062 shares of the Company’s common stock by The Quercus Trust from $3.08 to $0.01 per share, and as the proxy holders deem advisable on other matters that may properly come before the meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will not be considered as voting with respect to that matter. Under Delaware law, a non-vote will have no effect on the outcome of any of the matters referred to in this Proxy Statement.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on Wednesday, June 16, 2010: This Proxy Statement and our Annual Report on Form 10-K for the year ending December 31, 2009, are available on our website at https://www.proxydocs.com/efoi.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
Nominees
     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, regardless of whether any other names are placed in nomination by anyone other than one of the proxy holders. If the candidacy of any one or more of such nominees should, for any reason, be withdrawn, the proxy holders will vote in favor of the remainder of those nominated and for such substituted nominees, if any, as shall be designated by the Board of Directors, taking into account any recommendations of the Nominating and Corporate Governance Committee, or the number of directors to be elected at this time may be reduced by the Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.
     If a quorum is present and voting, the nominees receiving the highest number of votes will be elected as directors at the Annual Meeting to serve until the next annual meeting or until their respective successors are duly elected or appointed.
     The Company’s Bylaws provide that the number of directors of the Company shall be no less than five and no more than nine, with the exact number within such range to be fixed by the Board of Directors. The Board of Directors has fixed the current number at seven. The Nominating and Corporate Governance Committee has recommended, and the Board of Directors has designated, the seven nominees listed below. Biographical information concerning each nominee is set forth below:

Name	Age	Director Since	Background
David Anthony	49	2010	Mr. Anthony is currently the Managing Partner of 21Ventures, a firm which provides seed, growth and bridge capital to over 40 technology ventures across the globe focusing mainly in the cleantech arena. He is also an Adjunct Professor at the New York Academy of Sciences. The academy brings together scientists of different disciplines from around the world to advance the understanding of science, technology and medicine and to stimulate new ways to think about how their research is applied in society and the world. He is an experienced entrepreneur, venture capitalist and educator who serves on the board of directors of many private and publicly traded companies such as Axion Power International, Inc., Clean Power Technologies, Inc., Solar EnerTech Corp. and TheroEnergy Corporation. Mr. Anthony received his MBA from The Tuck School of Business at Dartmouth College in 1989 and a BA in economics from George Washington University in 1982. He is an entrepreneurship mentor at the Land Center for Entrepreneurship at Columbia University Graduate School of Business. In 2002, David was awarded the Distinguished Mentor of the Year Award from Columbia University.

John M. Davenport	65	2005	Mr. Davenport joined the Company in November 1999 as Vice President and Chief Technology Officer and was appointed Chief Operating Officer in July 2003 and President in July 2005. He also served as Chief Executive Officer from July 2005 until May 2008. Prior to joining Energy Focus, Mr. Davenport served as President of Unison Fiber Optic Lighting Systems, LLC, from 1998 to 1999. Mr. Davenport began his career at GE Lighting in 1972 as a research physicist and thereafter served 25 years in various capacities including GE Lighting’s research and development manager and as development manager for high performance LED projects. He is a recognized expert in light sources, lighting systems and lighting applications, with special emphasis in low wattage discharge lamps, electronic ballast technology and distributed lighting systems using fiber optics.

Name	Age	Director Since	Background
J. James Finnerty	58	2008	Mr. Finnerty is currently a Managing Director of Terra Nova Capital, a New York City-based boutique investment bank, where he focuses on raising capital for emerging growth companies in the energy, technology, life sciences, and specialty consumer sectors. Mr. Finnerty’s career has spanned more than 30 years in the institutional money management community having worked for Kidder Peabody, Hambrecht and Quist, Deutsche Bank and Merriman, Curhan, and Ford. Mr. Finnerty has focused his efforts in the Boston institutional financial marketplace where he successfully covered all the major accounts including Fidelity, Putnam, Wellington, etc. He has been involved in countless financings including Adobe, Pixar, Genzyme, Amazon, Starbucks, and The North Face to name a few. Mr. Finnerty has a Master’s in Business Administration from Cornell University and a Bachelor of Arts in Economics from Boston College. Mr. Finnerty is NASD Series 7 and 63 licensed.

Michael A. Kasper	60	2004	Mr. Kasper is a former executive with Procter & Gamble and Optical Coating Laboratory (now JDS Uniphase) spanning 29 years in industry. His primary background was in Operations Management as a Manufacturing Plant Manager and Director of Operations with P&G. He was Vice President and General Manager of the Applied Photonics Division at OCLI and served as Senior Vice President of Human Resources following the merger with JDSU. He was also President & CEO for United Way of Sonoma-Mendocino Lake for three years and currently is Principal of Complete Executives, consulting on executive development. Mr. Kasper is an honors graduate of Lafayette College with a Bachelor’s of Science in Mechanical Engineering.

Joseph G. Kaveski	49	2008	Mr. Kaveski joined the Company in April 2008 as Vice President for Business Development and Global Marketing. On May 6, 2008 the Company’s Board of Directors appointed him as Chief Executive Officer. Prior to joining Energy Focus, Mr. Kaveski led his own strategic engineering consulting business, TGL Company. As a consultant, he worked with Energy Focus on strategic planning initiatives from September 2007 to April 2008. From November 2004 through February 2006, Mr. Kaveski was Vice President of Energy Management Services and Strategic Projects and a member of the senior management team at Johnson Controls, Inc., a global leader in automotive experience, building efficiency and power solutions.

Paul von Paumgartten	62	2004	Mr. von Paumgartten was appointed Lead Director in October 2008. Mr. von Paumgartten is an expert in high performance green buildings and is currently an independent consultant. From 1982 through 2009, he held various positions at Johnson Controls, Inc., most recently serving as Director, Energy & Environment. Prior to that, he was Director of Performance Contracts at Johnson Controls, Inc. Mr. von Paumgartten also was instrumental in the formation of LEEDTM (Leadership in Energy and Environmental Design), the energy efficiency qualification program of the United States Green Building Council. This is a qualification program for sustainable design developed by an industry coalition representing many segments of the building industry. Mr. von Paumgartten serves as treasurer for LEED TM.

R. Louis Schneeberger	55	2009	Mr. Schneeberger is currently the Chief Financial Officer of Panther Expedited Services, Inc. Mr. Schneeberger has been an owner, major shareholder, and Chief Financial Officer of Olympic Steel, Inc. He has also served as Chairman of the Board of Royal Appliance Manufacturing Company, Inc. and Chief Financial Officer of OM Group, Inc. Mr. Schneeberger has also assisted many other companies such as Anderson-DuBose, Austin Powder Company, Peco II, Inc. JumpStart, Inc., Knowledge Investment Partners and Libra Industries, Inc as a consultant, Chief Financial Officer and/or board member. Mr. Schneeberger began his career with Arthur Anderson, LLP where his tenure spanned ten years with a focus on Mergers and Acquisitions and SEC matters.

Corporate Governance
Director Independence
     The Board of Directors has determined each of the following directors to be an “Independent Director” as that term is defined by applicable listing standards of The NASDAQ Stock Market and SEC rules:
David Anthony
J. James Finnerty
Michael A. Kasper
Paul von Paumgartten
David N. Ruckert
R. Louis Schneeberger
Philip E. Wolfson
In this proxy statement these seven directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.”
     Board Meetings and Committees; Annual Meeting Attendance
     The Board of Directors held a total of ten meetings during the fiscal year ended December 31, 2009. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such directors’ serve. In 2009, Mr. Kaveski and Mr. Davenport represented the Board at the annual meeting. The Board of Directors has appointed a Compensation Committee, an Audit and Finance Committee, and a Nominating and Corporate Governance Committee. The Board has determined that each director who serves on these committees is an Independent Director. The Board has approved a charter for the Compensation Committee, the Audit and Finance Committee, and the Nomination and Corporate Governance Committee, and has adopted Corporate Governance Guidelines for itself.
     The Compensation Committee of the Board of Directors, which currently consists of Messrs. Wolfson (Chairman), Kasper, and von Paumgartten, held four meetings in 2009. The Compensation Committee’s primary functions are to discharge the responsibilities of the Board of Directors relating to compensation of the Company’s executive officers and to produce a report on executive compensation for inclusion in the Company’s annual proxy statement. Other specific duties and responsibilities of the Compensation Committee are to: review and recommend to the Board corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluate his performance in light of such goals and objectives and set his compensation level based on this evaluation; develop and monitor compensation arrangements for executive officers of the Company, including review and approval of individual compensation; recommend to the Board guidelines for the review of the performance and establishment of compensation and benefit policies for all other employees; make recommendations regarding compensation plans and policies; administer the Company’s stock option plans and other compensation plans; and make recommendations to the Board regarding compensation of the Board of Directors.
     The Audit and Finance Committee of the Board of Directors, which currently consists of Messrs. Ruckert (Chairman), Finnerty, and Schneeberger, held six meetings in 2009. The Audit and Finance Committee’s primary functions are to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements and other financial information, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditors and the performance of the Company’s internal audit function. Other specific duties and responsibilities of the Audit and Finance Committee are to: appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditors; review and pre-approve audit and permissible non-audit services; review the scope of the annual audit; monitor the independent auditors’ relationship with the Company; and meet with the independent auditors and management to discuss and review the Company’s financial statements, internal controls, and auditing, accounting and financial reporting processes.
     The Nominating and Corporate Governance Committee of the Board of Directors, which currently consists of Messrs. Kasper (Chairman), von Paumgartten, and Wolfson held four meetings in 2009. The Nominating and Corporate Governance Committee’s primary functions are to seek, evaluate and recommend nominees for election to the Board of Directors and to oversee matters of corporate governance. Other specific duties and responsibilities of the Nominating and Corporate Governance Committee are to: determine the composition of the committees of the Board; make recommendations regarding candidates for director proposed by shareholders; consider and plan for executive officer succession as well as review management development and succession programs; review on an annual basis the performance of the Board and of management; and consider and make recommendations on matters related to the practices, policies and procedures of the Board.

     The Company does not have a policy regarding attendance by the Directors at the Company’s Annual Meeting. Only Messrs. Kaveski and Davenport were present at the last Annual Meeting held June 24, 2009.
     Compensation Committee
     The Company has a standing Compensation Committee of the Board of Directors, currently consisting of Messrs. Wolfson (Chairman), Kasper, and von Paumgartten. The Board has approved a charter for the Compensation Committee. A copy of this charter can be found on the Company’s website at http://www.efoi.com.
     The Compensation Committee reviews and recommends to the Board corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluates his performance in light of such goals and objectives, and sets his compensation level based on this evaluation; develops and monitors compensation arrangements for executive officers of the Company, including review and approval of individual compensation; recommends to the Board guidelines for the review of the performance and establishment of compensation and benefit policies for all other employees; makes recommendations regarding compensation plans and policies; administers the Company’s stock option plans and other compensation plans; and makes recommendations to the Board regarding compensation of the Board of Directors. The authority of the Compensation Committee may be delegated to a subcommittee of the Compensation Committee, consisting of one or more directors. The Chief Executive Officer may provide recommendations regarding compensation of other executive officers. The Compensation Committee is empowered to retain consultants for advice on compensation matters.
     No director currently serving on the Compensation Committee is or has been an officer or employee of the Company or any of the Company’s subsidiaries. No interlocking relationships exist between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.
Audit and Finance Committee
     The Company’s Audit and Finance Committee acts as the standing audit committee of the Board of Directors, and currently consists of Messrs. Ruckert (Chairman), Finnerty and Schneeberger. The Board of Directors has determined that Messr. Schneeberger is an “audit committee financial expert,” as defined by the Securities and Exchange Commission (the “SEC”) rules, and that each Committee member is an Independent Director. The Board has approved a charter for the Audit and Finance Committee. A copy of this charter can be found on the Company’s website at http://www.efoi.com.
Nominating and Corporate Governance Committee
     The Company’s Nominating and Corporate Governance Committee serves as the standing nominating committee of the Board of Directors, currently consisting of Messrs. Kasper (Chairman), von Paumgartten, and Wolfson. The Board has approved a charter for the Nominating and Corporate Governance Committee. A copy of this charter can be found on the Company’s website at http://www.efoi.com.
     The Board of Directors sets the size of the Board and nominates directors for election at each annual meeting of shareholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for nomination or election. The Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee selects candidates for directors based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all shareholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to the Company and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. During 2009 and the first quarter of 2010, the following individuals were appointed to the Company’s Board of Directors: Messrs. Anthony and Schneeberger as independent directors. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “Independent Director” under the rules of The NASDAQ Stock Market. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board.

     In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the board or other event, the Committee will consider various candidates for Board membership, including those suggested by the Committee members, by other Board members, by any executive search firm engaged by the Committee and by shareholders. A shareholder who wishes to suggest a prospective nominee for the Board should notify the Secretary of the Company or any member of the Committee in writing, with any supporting material the shareholder considers appropriate, at the following address: Energy Focus, Inc., 32000 Aurora Road, Solon, Ohio 44139.
Vote Required and Board of Directors Recommendation
     The seven nominees receiving the highest number of votes at the Annual Meeting will be elected as directors of the Company.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2: AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION
TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
FROM 30,000,000 TO 60,000,000
     On April 30, 2010, the Board of Directors adopted a resolution setting forth a proposed amendment to the Company’s Certificate of Incorporation increasing the total number of authorized shares of common stock from 30,000,000 to 60,000,000 shares and directing that the proposed amendment be considered at the next annual meeting of shareholders. The text of that amendment is set forth below in this section.
General
     We are asking you to approve an amendment to the Company’s Certificate of Incorporation to increase the total number of authorized shares from 32,000,000 shares to 62,000,000 shares. The additional common stock to be authorized by adoption of the amendment would have rights identical to the Company’s currently outstanding common stock. The number of authorized shares of the Company’s preferred stock would not be affected by this amendment. The number of authorized shares of the Company’s preferred stock would be maintained at 2,000,000.
     Substantially all of the Company’s currently authorized common stock has been issued or is reserved for issuance. In order to continue to fund its operations and grow, the Company may need to raise additional capital from financing sources. One of the ways the Company can raise such cash is by issuing shares and derivative securities from time to time. Without additional authorized shares of common stock, the Company will be unable to raise all of the financing it will likely need to maintain its operations. Other important corporate needs, including the potential issuance of shares in a merger or acquisition, or issuing stock-based incentive rewards to the Company’s employees and directors, require additional authorized shares of common stock as well.
     Article IV(A) of the Company’s Certificate of Incorporation currently authorizes the Company to issue up to 32,000,000 shares of stock, 30,000,000 of which are designated as common stock, par value $0.0001 per share, and 2,000,000 shares of which are designated as preferred stock, par value $0.0001 per share. The Company’s common stock is all of a single class, with equal voting, distribution, liquidation, and other rights. As of April 30, 2010, 22,930,366 shares of common stock were issued and outstanding. Substantially all of the remaining 7,069,634 authorized shares of common stock have been reserved for issuance under our incentive stock plans and stock purchase plan, and outstanding options, warrants, a convertible promissory note, and a purchase agreement.
     We anticipate that we may find it beneficial to issue additional shares of common stock in the future in connection with one or more of the following:
•	debt or equity restructuring or refinancing transactions, such as debt exchanges or offerings of new convertible debt or modifications to existing securities or as payments of interest on debt securities;

•	acquisitions;

•	strategic investments;

•	partnerships, collaborations and other similar transactions;

•	the Company’s stock incentive plans;

•	financing transactions, such as private or public offerings of common stock or convertible securities;

•	corporate transactions, such as stock dividends or splits; and

•	other corporate purposes that have not yet been identified.
In order to provide our Board with certainty and flexibility to undertake transactions such as those above to support our future business growth, we deem it is in the best interests of the shareholders and the Company to increase the number of authorized shares of the Company’s common stock.
Text of the Proposed Amendment
     If this Proposal 2 is approved, the Company will amend its Certificate of Incorporation by replacing Article IV(A) in its entirety with the following:
ARTICLE IV
     (A) The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which the Corporation is authorized to issue is Sixty-Two Million (62,000,000) shares, each with a par value of $0.0001 per share. Sixty Million (60,000,000) shares shall be Common Stock and Two Million (2,000,000) shares shall be Preferred Stock.

     If this amendment is adopted, it will become effective upon filing of the amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware.
Vote Required and Board of Directors’ Recommendation
     The affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders, that also represents a majority of all outstanding shares of common stock of the Company, is required for approval. Votes may be cast either in person or by proxy.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

PROPOSAL NO. 3: APPROVAL OF AMENDMENT TO THE 2008 STOCK INCENTIVE PLAN
TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR
ISSUANCE UNDER THE PLAN FROM 1,000,000 TO 3,000,000
General
     On May 6, 2008, the Board of Directors adopted the 2008 Incentive Stock Plan (the“2008 Plan”) and on September 30, 2008, shareholders approved it. The purpose of the 2008 Plan is to enable the Company to attract and retain top quality employees, officers, directors and consultants and to provide employees, officers, directors and consultants with an incentive to enhance shareholder returns. The Board of Directors believes that the granting of equity compensation awards is necessary to attract the highest quality personnel as well as to reward and thereby retain existing key personnel. Moreover, the attraction and retention of such personnel is essential to the Company’s continued progress, which ultimately is in the interests of its shareholders. Finally, the Board of Directors believes that stock options and other equity based incentives are an important part of the compensation package the Company offers to its employees and directors.
     Initially, the total number of shares of common stock that could be issued under all stock-based awards under the Plan was 1,000,000 shares. Substantially all of those shares have been awarded. In order to continue to enable the Company to attract and retain top quality employees, officers, directors and consultants and to provide employees, officers, directors and consultants with an incentive to enhance shareholder returns, on February 25, 2010 the Board of Directors amended the 2008 Plan to increase the number of shares authorized for issuance from one to three million subject to shareholder approval.
     Under applicable Nasdaq Rules, we are required to obtain shareholder approval of the amendment to the 2008 Plan. That approval is also necessary to permit us to grant incentive stock options to employees under Section 422 of the Internal Revenue Code of 1986, as amended.
     We are asking our shareholders to approve the amendment to the 2008 Plan. Our board believes that the increase in the number of available shares is necessary for us to be able to attract and retain the services of individuals essential to our long-term growth and success.
     Set forth below is a summary of the 2008 Plan as amended, which is qualified in its entirety by the specific language of the 2008 Plan. A copy of the 2008 Plan as amended presented for shareholder approval is included at the end of this Proxy Statement as Appendix D. Shareholders are urged to read the complete text of the 2008 Plan.
Brief Description of the 2008 Plan as amended
     The 2008 Plan provides for the grant of stock options, restricted share awards, and stock appreciation rights to directors, officers, employees and consultants of the Company and its subsidiaries. The 2008 Plan may be administered by the Board of Directors or a committee of the Board of Directors (in either case, referred to in this Proposal as the “Committee”), which has complete discretion to select the participants and to establish the terms and conditions of each option award, subject to the provisions of the 2008 Plan. Options granted under the 2008 Plan may be “incentive stock options” as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the “Code”), or nonqualified options.
Shares Subject to the 2008 Plan as amended
     A total of 3,000,000 shares of common stock have been reserved for issuance under the 2008 Plan as amended. If any option granted under the 2008 Plan expires or terminates for any reason without having been exercised in full, then the unpurchased shares subject to that option will once again be available for additional awards.
Administration
     The 2008 Plan is administered by the Compensation Committee. Subject to the provisions of the 2008 Plan as amended, the Committee may determine the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a non-statutory stock option, the timing, terms of exercisability, and vesting of each option, including the effect thereon of an optionee’s termination of service, the exercise price of and the type of consideration to be paid to the Company upon the exercise of each option, the duration of each option, and all other terms and conditions of the options. The Committee may interpret the 2008 Plan as amended and options granted thereunder, and all determinations of the Committee may be final and binding on all persons having an interest in the 2008 Plan as amended or any option. The Committee may re-price options with the consent of the optionees.

Eligibility
     Options may only be granted under the 2008 Plan as amended to employees, directors, and consultants of the Company, or a parent or a subsidiary of the Company. As of December 31, 2009, the Company had 78 full-time employees, including five executive officers. While any person eligible under the 2008 Plan as amended may be granted a non-statutory option, only employees may be granted incentive stock options
Non-Employee Director Options
     The 2008 Plan as amended provides for the annual automatic grant of an additional option to purchase 7,000 shares of common stock on the first business day following each regular annual shareholders meeting to each non-employee director who will continue serving on the Board of Directors, provided that he or she has served as a director for at least three months. These options become exercisable in 12 equal monthly installments. In addition to the option to purchase 7,000 shares of common stock, the Lead Director, the Chairperson of Audit and Finance Committee, and the Chairperson of the Nominating and Governance Committee of the Board of Directors will receive an additional option to purchase 3,000 shares of common stock on the first business day following each regular annual shareholders meeting, provided that he or she has served as a director for at least three months. These options also become exercisable in 12 equal monthly installments.
Restricted Share Awards
     The terms of any restricted share award under the 2008 Plan as amended will be set forth in a restricted share agreement to be entered into between Energy Focus and each grantee. The Committee will determine the terms and conditions of any restricted share agreements, which need not be identical. Shares may be awarded under the 2008 Plan in consideration of services rendered prior to the award, without a cash payment by the grantee.
Terms and Conditions of Options
     Options granted under the 2008 Plan as amended may not be exercised more than 10 years after the date of grant. Shares subject to cancelled or terminated options will be reserved for subsequently granted options. The number of options outstanding and the exercise price thereof will be subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. The 2008 Plan as amended will be effective for 10 years, unless sooner terminated or suspended.
     Each option granted under the 2008 Plan as amended will be evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Plan. The exercise price of each option granted under the 2008 Plan as amended must equal at least the fair market value of a share of common stock on the date of grant. For as long as the shares are listed for trading on the NASDAQ Stock Market the fair market value of a share on the date of grant shall be the closing Market price on that date.
     Options granted under the 2008 Plan as amended will become exercisable at such times and in such installments as the Committee shall provide in the terms of each individual stock option grant and agreement. The Committee must also provide in the terms of each stock option grant and agreement when the option expires and becomes un-exercisable, and may also provide the option expires immediately upon termination of employment for any reason. Unless otherwise provided in the applicable stock option grant and agreement, upon termination of employment of an optionee, all options that were then exercisable terminate three months following termination of employment, or one year in the case of termination by reason of death or disability. Any options which were not exercisable on the date of such termination immediately terminate upon termination of employment.
Amendments to the 2008 Plan as amended
     The Committee may at any time amend, alter, suspend or terminate the 2008 Plan as amended. No amendment, alteration, suspension or termination of the Plan will impair the rights of any optionee, unless mutually agreed otherwise between the optionee and the Committee, which agreement must be in writing and signed by the Company and the optionee. Termination of the 2008 Plan as amended will not affect the Committee’s ability to exercise the powers granted to it under the 2008 Plan with respect to options granted under the 2008 Plan prior to the date of such termination.

Certain Federal Income Tax Consequences
     Incentive stock options granted under the 2008 Plan as amended will be afforded favorable federal income tax treatment under the Code. If an option is treated as an incentive stock option, the optionee will recognize no income upon grant or exercise of the option unless the alternative minimum tax rules apply. Upon an optionee’s sale of the shares (assuming that the sale occurs more than two years after grant of the option and more than one year after exercise of the option), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares prior to the expiration of either of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. Any gain recognized on such a premature sale of the shares in excess of the amount treated as ordinary income will be characterized as capital gain.
     All other options granted under the 2008 Plan as amended will be non-statutory stock options and will not qualify for any special tax benefits to the optionee. An optionee will not recognize any taxable income at the time he or she is granted a non-statutory stock option. However, upon exercise of the non-statutory stock option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of each share over its exercise price. Upon an optionee’s resale of such shares, any difference between the sale price and the fair market value of such shares on the date of exercise will be treated as capital gain or loss and will generally qualify for long term capital gain or loss treatment if the shares have been held for more than one year. The Code provides for reduced tax rates for long term capital gains based on the taxpayer’s income and the length of the taxpayer’s holding period.
     The recipient of a restricted share award will generally recognize ordinary compensation income when such shares are no longer subject to a substantial risk of forfeiture, based on the excess of the value of the shares at that time over the price, if any, paid for such shares. However, if the recipient makes a timely election under the Code to be subject to tax upon the receipt of the shares, the recipient will recognize ordinary compensation income at that time equal to the fair market value of the shares over the price paid, if any, and no further ordinary compensation income will be recognized when the shares vest.
     In the case of an exercise of a stock appreciation right or an award of stock units, the recipient will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. The Company is generally entitled to a deduction for federal income tax purposes equal to the amount of ordinary compensation income recognized by the recipient of an award at the time such income is recognized.
     The foregoing does not purport to be a complete summary of the federal income tax considerations that may be relevant to holders of options or restricted shares. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside, nor does it reflect the tax consequences of an optionee’s death.

2004 and 2008 Incentive Stock Plan Information
     For the 2004 and 2008 Plans, as of December 31, 2009, (i) the number of shares available for grants, (ii) the number of shares covered by outstanding options, and (iii) the weighted average per share exercise price, were as follows:

			Weighted
	Options	Number of	Average
	Available	Shares	Exercise Price
	for Grant	Outstanding	Per Share
Balance, December 31, 2006	190	1,293	$7.00
Granted	(259)	259	6.30
Cancelled	136	(136)	6.96
Exercised	—	(140)	4.66

Balance, December 31, 2007	67	1,276	$7.07
Granted	(477)	477	1.91
Cancelled	238	(238)	8.22
Exercised	—	(23)	3.27
Additional shares reserved	1,000	—	—

Balance, December 31, 2008	828	1,492	$5.29
Granted	(1,146)	1,146	0.70
Cancelled	520	(520)	3.35
Exercised	—	(397)	0.66

Balance, December 31, 2009	202	1,721	$3.63

     At December 31, 2009, options to purchase 922,000 shares of common stock were exercisable at a weighted-average fair value of $3.03 with an intrinsic value of $2,000. At December 31, 2009, options to purchase 1,721,000 shares were outstanding, with a weighted-average fair value of $2.81 with an intrinsic value of $4,000.
     At December 31, 2008, options to purchase 771,000 shares of common stock were exercisable at a weighted-average fair value of $2.95. At December 31, 2008, options to purchase 1,492,000 shares were outstanding, with a weighted-average fair value of $2.40. All options exercised during 2008 had no intrinsic value as the market price per share of common stock at the date of exercise was below the per share exercise price. All outstanding options, both exercisable and non-exercisable, have no intrinsic value as the market price per share of common stock of $1.15 at December 31, 2008 was below the per share exercise price of all grants to date.

OPTIONS OUTSTANDING				OPTIONS CURRENTLY EXERCISABLE
		Weighted			Weighted
		Average	Weighted		Average	Weighted
Range of	Number	Remaining	Average		Remaining	Average
Exercise	of Shares	Contactual	Exercise	Number	Contactual	Exercise
Prices	Outstanding	Life	Price	Exercisable	Life	Price
	(in thousands)	(in years)		(in thousands)	(in years)
$0.60 - $4.80	1,118	8.3	$1.63	456	6.7	$2.39
$4.91 - $7.19	349	7.1	$6.39	227	7.0	$6.48
$7.23 - $9.50	187	5.6	$7.72	173	5.6	$7.75
$10.64 - $12.00	67	5.5	$11.33	67	5.5	$11.33

	1,721			923

Vote Required and Board of Directors’ Recommendation
     The affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of common stock of the Company is present, either in person or by proxy, is required for approval of this proposal.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 2008 INCENTIVE STOCK PLAN.

PROPOSAL NO. 4: APPROVAL OF ISSUANCE OF WARRANTS TO DIRECTORS AND
OFFICERS WHO PARTICIPATE IN THE COMPANY’S BONDING SUPPORT PROGRAM
General
     On December 31, 2009, the Company acquired all of the member interests of Stones River Companies, LLC, a Tennessee limited liability company (“SRC”) engaged in the lighting retrofit business. In order to provide performance bonding for SRC’s projects, on December 30, 2009 the Company deposited cash collateral of $2.5 million with its surety company. To reduce the size of its deposit and increase its liquidity, the Company has offered to investors, including its directors and officers, an opportunity to replace portions of the Company’s deposit with funds which remain the investors’ funds and are pledged independently to the Company’s surety for a minimum of two years as cash collateral to support the Company’s performance bonding requirement on the following terms: 12.5% interest per year payable by the Company; reimbursement by the Company in the event that the surety draws on their funds; security interest in the Company’s shares of capital stock of its Crescent Lighting, Ltd., subsidiary located in London, England; and a number of warrants to purchase shares of the Company’s common stock equal to one warrant for every $2.00 deposited. The warrants have a five-year term, an exercise price of $0.01 per share, and registration rights for the common shares to be issued upon exercise of the warrants. The closing price of a share of the Company’s common stock on December 30, 2009 was $0.65. This bonding support program remains open until December 16, 2010.
     The warrants in the program that are acquired by investors who are directors or officers of the Company are subject to approval by the Company’s shareholders under Nasdaq Rule 5635(c). So far, John M. Davenport, the Company’s President and a director, and The Quercus Trust (the “Trust”) have made investments. Mr. Davenport received 125,000 warrants in connection with providing $250,000 to the Company’s surety. The Trust received 150,000 warrants in connection with providing $300,000 to the surety. David Gelbaum, who was a member of the Company’s Board of Directors at the time of the transaction, and his spouse, are co-trustees of The Trust.
     There currently remains available in the program $1,150,000 of deposits and 575,000 warrants.
     We are asking shareholders to approve the issuance of warrants in the bonding support program to directors and officers, including both those already issued and any that we may issue in the future. If shareholders do not approve the warrants issued to Mr. Davenport and the Trust, their warrants will be terminated without the payment of any compensatory benefit to them.
Vote Required and Board of Directors’ Recommendation
     The affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of common stock of the Company is present, either in person or by proxy, is required by NASDAQ Rules for approval of this proposal.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE BONDING SUPPORT PROGRAM WARRANTS FOR DIRECTORS AND OFFICERS WHO PARTICIPATE.

PROPOSAL NO. 5: TO APPROVE THE REDUCTION IN EXERCISE PRICE OF A MARCH
2008 WARRANT TO PURCHASE 1,560,062 SHARES OF COMMON STOCK BY THE
QUERCUS TRUST FROM $3.08 TO $0.01 PER SHARE
General
     In our subscription rights offering that expired on October 30, 2009, Diker Management, LLC, New York City, New York, inadvertently purchased 1,000,000 shares of our common stock at $0.75 per share. We agreed with Diker Management to facilitate the sale of the shares to another shareholder or investor or to purchase them directly. A purchase of those shares by us would have severely depleted our cash-on-hand and working capital. After contacting selected shareholders and investors, we introduced Diker Management to The Quercus Trust, Newport Beach, California, our largest shareholder. We were informed on December 30, 2009, by Diker Management and the Trust that the Trust had agreed to purchase those shares at $0.80 per share.
     On March 14, 2008, in a private placement to nineteen investors of 3,184,321 shares of common stock and an equal number of five-year warrants to purchase common stock, the Trust had acquired 1,560,062 shares and 1,560,062 warrants. To secure a loan, in April 2010, the Trust pledged the shares, the warrants, and the warrant shares as collateral. To facilitate the purchase of Diker Management’s shares by the Trust, on December 30, 2009, we agreed with the Trust to reduce the exercise price of the warrants issued to the Trust from $3.08 to $0.01 per share.
     The Trust has informed us that on February 20, 2010, it completed its purchase of the Diker Management shares. On April 28, 2010, the Trust exercised its warrants.
     Mr. David Gelbaum and his spouse, Monica Chavez Gelbaum, both of Newport Beach, California, are co-trustees of the Trust. Mr. Gelbaum served as a member of our Board of Directors from February 2009 to February 2010. Because Mr. Gelbaum was serving as a member of our Board when we agreed with the Trust on the reduction in the exercise price of its warrants, the reduction in price may be subject to approval of our shareholders under Nasdaq Rule 5635 (c). We are therefore asking shareholders to approve the reduction in the exercise price. The Trust has agreed not to exercise its rights over the shares obtained upon exercise of the warrants any further, including sale and voting rights, for a period of time to allow shareholders to consider the reduction at the Annual Meeting.
Vote Required and Board of Directors’ Recommendation
     The affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required by NASDAQ Rules for approval of this proposal.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE REDUCTION IN EXERCISE PRICE OF THE MARCH 2008 WARRANT TO PURCHASE 1,560,062 SHARES OF COMMON STOCK BY THE QUERCUS TRUST FROM $3.08 TO $0.01 PER SHARE.

REPORT OF THE AUDIT AND FINANCE COMMITTEE
     The Audit and Finance Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. It is not the duty of the Audit and Finance Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible, in their report, for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.
     The Audit and Finance Committee reviewed and has discussed the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 with the Company’s management and its independent auditors. The Audit and Finance Committee met privately with the independent auditors and discussed issues deemed significant by the auditors, including those required by the Statement of Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance. In addition, the Audit and Finance Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees, and discussed with the independent auditors their independence from the Company.
     Based upon the reviews and discussions outlined above, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.
     The foregoing report has been furnished by the Audit and Finance Committee of the Board of Directors of Energy Focus, Inc.
AUDIT AND FINANCE COMMITTEE
David N. Ruckert, Chairman
J. James Finnerty
R. Louis Schneeberger

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
     The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock as of April 30, 2010 as to (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of common stock, (ii) each of the Company’s directors and nominees, (iii) the Company’s Chief Executive Officer and each of the Company’s “Named Executive Officers”, and (iv) all executive officers and directors of the Company as a group. Unless otherwise specified, the address for each officer and director is 32000 Aurora Road, Solon, OH 44139.
     The table should be read with the understanding that more than one person may be the beneficial owner or possess certain attributes of beneficial ownership with respect to the same securities.

	Shares Beneficially Owned (1)
			Percent of
			Outstanding
			Common
Name and Addres	Number		Stock (2)
5% Shareholders
The Quercus Trust	6,364,205	(3)	27.8%
2309 Santiago Drive Newport Beach, California 92660

Diker GP, LLC	1,907,108	(4)	8.3%
745 Fifth Avenue New York, New York 10151

TLC Investments, LLC	1,500,000	(5)	6.5%
1244 Gallatin Pike South Madison, Tennessee 37115
Directors and Named Executive Officers
David Anthony	833		*
Nicholas G. Berchtold	86,548		*
Roger R. Buelow	102,434		*
John M. Davenport	667,849		2.9%
J. James Finnerty	25,000		*
Eric W. Hilliard	164,122		*
Michal A. Kasper	62,000		*
Joseph G. Kaveski	191,969		*
David N. Ruckert	334,573		1.5%
R. Louis Schneeberger	5,833		*
Paul von Paumgartten	56,000		*
Phillip E. Wolfson	150,959		*
All directors and executives officers as a group	1,848,120		8.6%

*	Less than one percent

(1)	The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, unless otherwise indicated.

(2)	Based on 22,930,366 shares outstanding as of April 30, 2010. In addition, shares issuable pursuant to options and warrants which may be exercised through June 30, 2010 are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individuals. Thus, the number of shares to be outstanding for the purposes of this table may vary depending on the individuals’ particular circumstances.

(3)	The Quercus Trust (“The Trust”) is owned by David and Monica Chavez Gelbaum. From February 2009 through February 25, 2010, Mr. Gelbaum was a member of the Company’s Board of Directors. The Trust has filed with the Securities and Exchange Commission a Schedule 13D/A dated March 16, 2010 which reports the beneficial ownership in the aggregate of 4,654,143 shares. As reported in that Schedule, The Trust and its affiliated entities have shared voting power for 4,654,143 shares and shared dispositive power for 4,654,143 shares. Not included in the Schedule is the April 28, 2010 exercise of 1,560,062 warrants purchased by The Trust in our March 14, 2008 private placement of shares of common stock and common share warrants, and 150,000 warrants issued to The Trust in connection with providing $300,000 in participation in the Company’s Bonding Support Program, which is described in full in Proposal No. 4 above. Including the 1,710,062 warrants, The Trust and its affiliated entities have shared voting power for 6,364,205 shares and shared dispositive power for 6,364,205 shares. The 25,000 beneficial shares owned by Mr. Gelbaum for services as a member of the Board of Directors are not included in the 6,364,205 shares beneficially owned by The Trust. On December 30, 2009, the Company amended its Rights Agreement dated October 25, 2006, with Mellon Shareowner Services, LLC, as Rights Agent, to allow The Trust, and persons who are beneficial owners through The Trust, to own up to 30% of our common stock without triggering the rights under the Rights Agreement. The general limit in the Agreement is 15%.

(4)	Diker GP, LLC has filed with the Securities and Exchange Commission a Schedule 13G dated January 6, 2010, which reports beneficial ownership in the aggregate of 2,532,108 shares. As reported in that Schedule, Diker GP, LLC and its affiliated entities have shared voting power for 2,532,108 shares and shared dispositive power for 2,532,108 shares. In February 2010, Diker GP, LLC sold 625,000 shares to The Trust. After this transaction, Diker GP, LLC and its affiliated entities have shared voting power for 1,907,108 shares and shared dispositive power for 1,907,108 shares.

(5)	TLC Investments, LLC has filed with the Securities and Exchange Commission a Schedule 13G dated January 11, 2010, which reports beneficial ownership in the aggregate of 1,500,000 shares. As reported in that Schedule, TLC Investments, LLC have shared voting power for 1,500,000 shares and shared dispositive power for 1,500,000 shares.

EXECUTIVE COMPENSATION AND OTHER MATTERS
Compensation Discussion and Analysis
     The Compensation Committee of our Board of Directors has the responsibility for administering our executive compensation program. The Committee reviews and, as appropriate, makes recommendations to the full Board regarding the base salaries and annual cash bonuses for executive officers, and administers our 2008 Incentive Stock Plan, including the grant of stock options. Where appropriate, we have also entered into employment agreements with certain executive officers.
     Compensation Philosophy and Objectives. Our principal executive compensation policy, which is endorsed by the Committee, is to provide a compensation program that will attract, motivate and retain persons of high quality and will support a long-standing internal culture of loyalty and dedication to the interests of the Company and our shareholders. In administering the executive compensation program, the Committee is mindful of the following principles and guidelines, which are supported by the full Board:
•	Base salaries for executive officers should be competitive.

•	A sufficient portion of annual compensation should be at risk in order to align the interests of executives with those of our shareholders.

•	The variable part of annual compensation should reflect both individual and corporate performance.

•	As a person’s level of responsibility increases, a greater portion of total compensation should be at risk and include more stock-based compensation to provide executives long-term incentives and help to align further the interests of executives and shareholders in the enhancement of shareholder value.
     Our executive officers’ compensation currently has three primary components: base salary, annual cash bonuses, and stock-based awards granted pursuant to our 2008 Incentive Stock Plan. In addition, executive officers receive certain benefits that are specifically provided for in their employment agreements or are generally available to all salaried employees. We do not have any defined benefit pension plans, non-qualified deferred compensation arrangements, or supplemental retirement plans for our executive officers.
     For each executive officer, the Committee determines the appropriate level for each compensation component based in part, but not exclusively, on its view of competitive market factors, internal equity and consistency, and other considerations deemed relevant, such as rewarding extraordinary performance. Our Chief Executive Officer provides the Committee with recommendations for executive officers other than himself, which the Committee reviews and approves as submitted or with revisions, if any. The Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation, or among different forms of non-cash compensation, and has not sought to formally benchmark our compensation against that of our peers.
     In 2009, no executive officer received an annual base salary increase.
     On May 29, 2009, the Company’s five executive officers agreed to accept voluntary salary reductions for the remainder of the 2009 calendar year in exchange for the issuance of restricted shares of common stock as authorized under the Company’s 2008 Stock Incentive Plan. Two other key executives of the Company also accepted salary reductions for the balance of the year in exchange for restricted shares. Each officer and key executive voluntarily accepted a ten percent (“10%”) salary reduction for the remainder of 2009, except for one executive officer who voluntarily accepted a forty percent (“40%”) decrease for the remainder of 2009. The number of restricted shares of common stock issued to each officer and executive was equal to the dollar value of the individual’s salary reduction divided by the closing price per share of the Company’s common stock on May 29, 2009. The total number of restricted shares of common stock issued to these officers and executives was 209,000.
     On December 31, 2009, the Company’s five executive officers, along with two other key executives of the Company, agreed to extend these salary reductions through June 30, 2010. Each executive officer and key executive voluntarily accepted a ten percent (“10%”) salary reduction for this six month period, except for one executive officer who voluntarily accepted a forty percent (“40%”) decrease for this six month period. The number of restricted shares of common stock issued to each named executive officer and executive was equal to the dollar value of the individual’s salary reduction divided by the closing price per share of the Company’s common stock on December 30, 2009. The total number of restricted shares of common stock issued to these officers and executives was 170,000. The Company reserves the right to extend these salary reductions beyond that date.
     Base Salary. Base salaries for executive officers are based on a review of salaries for similar positions requiring similar qualifications in similar industries. In determining executive officer salaries, the Compensation Committee has approved the use by management of information from salary surveys.

     The Committee determines levels of the executive officers’ base salaries so as to be competitive with amounts paid to executives performing similar functions in comparable-size, non-durable manufacturing companies. The amount of each executive’s annual increase in base salary, if any, is based on a number of largely subjective factors, including changes in the individual’s duties and responsibilities, the personal performance of such executive officer, the performance of the Company, cost-of-living increases, and such other factors as the Committee deems appropriate, including the individual’s overall mix between fixed and variable compensation and between cash and stock-based compensation.
     The Chief Executive Officer annually assesses the performance of all other executive officers and recommends salary increases to the Compensation Committee based on a number of factors such as performance evaluations, comparative data and other relevant factors. The Compensation Committee then reviews the Chief Executive Officer’s recommendations, considers the performance and condition of the Company, and approves the increases for any other officer of the Company.
     Bonus Equity Incentive Plan. For fiscal year 2010, the Compensation Committee has approved a stock option incentive plan for executives and key sales employees. Awards under this plan are contingent upon the Company’s attainment of operating profits and cash utilization targets set by the Compensation Committee in consultation with the Chief Executive Officer.
     Bonus Incentive Plan. The Compensation Committee administers an incentive plan to provide additional compensation to executives who meet established performance goals. In consultation with the Chief Executive Officer, the Compensation Committee annually determines the total amount of cash bonuses available for executive officers and certain other management employees. The target bonuses for executive officers are set by the Compensation Committee. Awards are weighted so that higher awards are received when the Company’s performance reaches maximum targets, smaller awards are received when the Company’s performance reaches minimum targets and no awards are made when the Company does not meet minimum performance targets. After the total eligible bonus pool is determined, annual incentives are paid to executive officers based on their individual performance as determined by the Chief Executive Officer.
     For the fiscal year 2009, awards under this bonus plan were contingent upon the Company’s attainment of operating profit and cash utilization targets set by the Compensation Committee in consultation with the Chief Executive Officer. The Company’s performance in 2009 did not meet established performance goals and, consequently, no bonuses were paid under this bonus incentive plan. Consistent with the Company’s objective of aligning compensation with performance, the Compensation Committee anticipates that future bonus payments will continue to be based on specific targets and performance.
     Discretionary Bonuses. In addition to bonuses under the incentive plan, each of our executive officers is eligible to receive annual cash bonuses based on determinations made by the Committee in its discretion. The bonus may be based on the specific accomplishments of the individual or on the overall success of the Company, or both.
     For 2010, the Committee has not currently adopted a discretionary cash bonus plan.
     Stock Options. The Compensation Committee believes that employee equity ownership provides significant motivation to executive officers to maximize value for the Company’s shareholders and, therefore, periodically grants stock options under the Company’s 2008 Stock Incentive Plan at the then current market price. The Compensation Committee administers the Company’s 2008 Stock Incentive Plan. Stock options will only have value if the Company’s stock price increases over the exercise price.
     The Compensation Committee grants options to executive officers after consideration of recommendations from the Chief Executive Officer. Recommendations for options are based upon the relative position, responsibilities, and previous and expected contributions of each officer, previous option grants to such officers and customary levels of option grants for the respective position in other comparable companies. Options generally vest over a four-year period at a rate of 25% per year.
     In 2001, executive officers were granted options under a Time Accelerated Restricted Stock Award Plan (“TARSAP”) within the 1994 Stock Option Plan with a seven year vesting period. While these options are now fully vested, none were exercisable as a result of the Company not achieving stated objectives.
     During 2009, the Committee administered the Company’s 2008 Incentive Stock Plan, to provide stock-based incentives to our key employees, including executive officers. As of March 31, 2010, our 2008 Incentive Stock Plan is our only plan under which new options may be granted. Grants of stock options are based on each individual’s position within the Company, level of responsibility, past performance, and expectation of future performance. In determining the number of stock-based awards to be granted to each executive officer, the Committee also considers the number of stock-based awards made in prior years to the executive officer. The Committee also may grant stock options in connection with promotions and new hires.

     Our stock-based compensation policies have been impacted by the implementation of Accounting Standards Codification (“ASC”) Topic Number 718, Compensation – Stock Compensation (“ASC 718”). Generally, ASC 718 requires all stock-based payments to employees, including grants of employee stock options, to be expensed based on their fair values over the vesting period.
     Section 162(m). Section 162(m) of the Internal Revenue Code and related Treasury Department regulations limits the Company’s ability to deduct certain compensation in excess of $1,000,000 paid to the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers. The Company’s 2008 Stock Incentive Plan is structured to permit awards under the plan to qualify as performance-based compensation and to maximize the tax deductibility of the awards so long as the options are granted by a committee whose members are non-employee directors. The Company expects that the Compensation Committee will be comprised of non-employee directors, and that, to the extent the Compensation Committee is not so constituted for any period of time, the options granted during such period will not be likely to result in compensation exceeding $1,000,000 in any year. The Compensation Committee does not believe that other components of the Company’s compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

Summary Compensation Table
     The following table sets forth information about compensation of our Chief Executive Officer, our President, our Vice President of Finance and Chief Financial Officer, and our other two highest paid executive officers (our “Named Executive Officers”):

							Change in
							Pension
							Value and
							Non-
						Non-Equity	Qualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($) (1)	($) (2)	($) (4) (5)	($)	($)	($) (6) (7)	($)
Joseph G. Kaveski	2009	233,167	—	15,865	46,675	—	—	648	296,355
Chief Executive	2008	176,919	—	—	20,134	—	—	44,585	241,638
Officer

John M. Davenport	2009	187,023	—	63,461	155,999	—	—	648	407,131
President	2008	250,000	—	—	211,908	—	—	540	462,448
	2007	250,000	—	—	277,928	—	—	880	528,808

Nicholas G. Berchtold	2009	157,631	—	11,106	40,825	—	—	648	210,210
Chief Financial	2008	175,000	—	—	35,860	—	—	540	211,400
Officer and Vice	2007	68,317	—	—	8,912	—	—	108	77,337
President of Finance

Eric W. Hilliard	2009	171,074	—	12,058	108,175	—	—	5,526	296,833
Chief Operating	2008	190,000	—	—	104,227	—	—	540	294,767
Officer	2007	180,000	—	—	90,517	—	—	612	271,129

Roger F. Buelow	2009	154,640	—	11,106	32,766	—	—	6,828	205,340
Chief Technology	2008	175,000	—	—	47,713	—	—	6,720	229,433
Officer	2007	183,229	10,000	—	33,052	—	—	365	226,646

(1)	Reflects discretionary bonus for Mr. Buelow.

(2)	Information about stock awards granted to our Named Executive Officers during 2009 is discussed in the Compensation Discussion and Analysis section of this Proxy Statement..

(3)	The amounts set forth in this column reflect stock awards granted to our Named Executive Officers on May 29, 2009 upon their agreement to accept voluntary salary reductions for the remainder of the 2009 calendar year. The number of stock awards granted to each officer was equal to the dollar value of the officer’s salary reduction divided by the closing price per share of the Company’s common stock on that date.

(4)	The amounts set forth in this column reflect stock awards granted to our Named Executive Officers on May 29, 2009 upon their agreement to accept voluntary salary reductions for the remainder of the 2009 calendar year. The number of stock awards granted to each officer was equal to the dollar value of the officer’s salary reduction divided by the closing price per share of the Company’s common stock on that date.

(5)	The amounts set forth in this column reflect stock options granted to our Named Executive Officers. The amounts listed are equal to the compensation cost recognized by the Company during the year indicated for financial statement purposes in accordance with ASC 718. This valuations method values stock options granted during the indicated year and previous years. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 11 of the Company’s 2009 Annual Report on Form 10-K.

(6)	The amounts set forth in this column for 2009 include company contributions for life insurance policies and automobile allowances.

(7)	The amounts set forth in this column for 2008 include consulting fees for Mr. Kaveski.

2009 Grants of Plan-Based Awards
     The following table sets forth information with respect to stock option awards granted to the Named Executive Officers during 2009:

								All Other
								Option		Grant
								Awards:	Exercise	Date Fair
		Estimated Possible Payouts			Estimated Future Payouts			Number of	or Base	Value of
		Under Non-Equity Incentive			Under Equity Incentive			Securities	Price of	Stock and
	Grant	Plan Awards			Plan Awards			Underlying	Option	Option
	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Opions	Awards	Awards
Name	(1)	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	(2) ($)

Joseph G.	05/29/09	—	—	—	—	—	—	23,680	0.67	10,158.72
Kaveski	12/31/09	—	—	—	—	—	—	100,000	0.64	43,100.00

John M.	02/10/09	—	—	—	—	—	—	25,000	0.75	11,300.00
Davenport	05/29/09	—	—	—	—	—	—	94,719	0.67	40,634.45

Nicholas G.	02/10/09	—	—	—	—	—	—	25,000	0.75	11,300.0
Berchtold	05/29/09	—	—	—	—	—	—	16,576	0.67	7,111.10

Eric W.	02/10/09	—	—	—	—	—	—	25,000	0.75	11,300.00
Hilliard	05/29/09	—	—	—	—	—	—	17,997	0.67	7,720.71

Roger F.	02/10/09	—	—	—	—	—	—	25,000	0.75	11,300.00
Buelow	05/29/09	—	—	—	—	—	—	16,576	0.67	7,111.10

(1)	The stock options granted on February 10, 2009 were granted under the Company’s Bonus Equity Incentive Plan for 2009. These options were contingent upon the Company’s attainment of operating profits and cash utilization targets. The Company’s performance in 2009 did not meet these established performance goals and, consequently, these options were cancelled on December 31, 2009.

(2)	The dollar values of stock options disclosed in this column are equal to the aggregate grant date fair value computed in accordance with Auditing Standards Codification Topic Number 718, Compensation — Stock Compensation. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 11 of the Notes to the Consolidated Financial Statements in our 2009 Annual Report on Form 10-K.
Stock Options. The stock options that we granted to our Named Executive Officers in 2009 were granted under our 2008 Incentive Stock Plan. In accordance with the terms of the Plan, each option exercise price is equal to the market value of our common stock on the date the option is granted. The market value is equal to the closing price of our common stock on the date of grant on the NASDAQ Stock Market. The options vest over four years at the rate of 25% of the shares covered by the option on each anniversary of the grant date. Stock options are not transferable other than by will or the laws of descent and distribution.

Outstanding Equity Awards at December 31, 2009
     The following table includes certain information with respect to the value of all unexercised options as of December 31, 2009 for our Named Executive Officers:

	Option Awards
				Equity
				Incentive
				Plan
				Awards:
	Number of	Number of		Number of
	Securities	Securities		Securities
	Underlying	Underlying		Underlying
	Unexercised	Unexercised		Unexercised	Option
	Options	Options		Unearned	Exercise	Option
	Exercisable	Un-exercisable		Options	Price	Expiration
Name	(#)	(#)		(#)	($)	Date

Joseph G. Kaveski	41,667	58,333	(1)	—	2.00	05/06/18
	28,125	71,875	(2)	—	1.37	11/24/18
	—	100,000	(3)	—	0.64	12/31/19

John M. Daveport	10,000	—		—	4.50	02/28/12
	100,000	—		—	3.96	07/01/12
	20,000	—		—	7.23	12/04/13
	20,000	—		—	8.60	05/19/14
	59,000	—	(4)	—	9.60	06/28/15
	33,333	16,667	(5)	—	6.53	04/19/17
	41,667	58,333	(1)	—	2.00	05/06/18

Nicholas G. Berchtold	15,104	9,896	(6)	—	6.05	08/10/17
	13,021	11,979	(7)	—	6.06	12/06/17
	6,510	18,490	(8)	—	1.40	12/17/18

Eric W. Hilliard	59,375	15,625	(9)	—	7.19	11/13/16
	33,333	16,667	(10)	—	6.36	04/26/17
	7,552	17,448	(11)	—	1.37	10/23/18

Roger F. Buelow	18,750	—		—	3.35	02/19/13
	25,000	—		—	10.64	07/01/15
	13,021	11,979	(7)	—	6.06	12/06/17

(1)	Options will vest on May 6, 2012.

(2)	Options will vest on November 24, 0012.

(3)	Options will vest on December 31, 2013.

(4)	141,000 options of the 200,000 granted on June 28, 2005 were forfeited on May 6, 2008 in conjunction with a grant of 100,000 options.

(5)	Options will vest on April 19, 2011.

(6)	Options will vest on August 10, 2011.

(7)	Options will vest on December 6, 2011.

(8)	Options will vest on December 17, 2012.

(9)	Options will vest on November 13, 2010.

(10)	Options will vest on April 26, 2011.

(11)	Options will vest on October 23, 2012.

Option Exercises
     None of the Named Executive Officers exercised stock options during 2009.
Equity Compensation Plan Information
     The following table sets forth information with respect to our equity compensation plans as of December 31, 2009:

	Number of Shares
	to be Issued
	Upon Exercise of		Number of Shares
	Outstanding	Weighted Average	Remaining
	Options, Warrants,	Exercise Price of	Available for
	and Rights	Outstanding	Future Issuance
Plan Category	(1)	Options and Rights	(2)

Equity compensation plans approved by security holders	1,720,750	$3.63	202,306

Equity compensation plans not approved by security holders	—	—	—

Total	1,720,750	$3.63	202,306

(1)	This column represents the number of shares of common stock that may be issued in connection with the exercise of outstanding stock options granted under our 1994 Stock Option Plan, 1994 Directors Stock Options Plan, 2004 Incentive Stock Plan, and 2008 Incentive Stock Plan.

(2)	This column represents the number of shares of common stock remaining available for future awards under our 2008 Incentive Stock Plan at December 31, 2009.
Employment Agreements
     On December 30, 2009, we entered into an Employment Agreement with Mr. Kaveski. Under the agreement, should Mr. Kaveski be involuntarily terminated (i) within three months before or two years after a change of control, or (ii) at any other time, he will be entitled to receive severance benefits for one year from the date of termination. The Agreement has a term of three years.
     On July 1, 2005, we entered into an Employment Agreement with Mr. Davenport. Under the agreement, Mr. Davenport receives a base salary of $250,000 per year. In addition, Mr. Davenport is entitled to receive severance payments in the event his employment with us is terminated without cause. On May 6, 2008 the Compensation Committee granted 100,000 shares to Mr. Davenport under the 2004 Incentive Stock Plan upon the appointment of Mr. Kaveski as our Chief Executive Officer and Mr. Davenport’s transition to President.
     On September 13, 2005, we entered into a Management Continuity Agreement with Roger Buelow. Under the agreement, Mr. Buelow would be entitled to receive severance payments in the event his employment with us was terminated without cause, or if he terminated his employment following a material reduction in his responsibilities inconsistent with his position and past responsibilities under certain other conditions, including following a change in control as defined in the agreement.
Potential Payments upon Termination or Change of Control
     Regardless of the manner in which one of our Named Executive Officers’ employment terminates, including death, disability or termination for cause, the Officer is entitled to receive amounts earned during his term of employment. Such amounts include:
•	Salary through the date of termination;

•	Stock-based compensation which has vested; and

•	Unused vacation pay.
          The following table summarizes the estimated severance payments to be made under Mr. Kaveski’s and Mr. Davenport’s Employment Agreement and Mr. Buelow’s Management Continuity Agreement at, following, or in connection with a termination of employment due to voluntary resignation, involuntary termination not for cause, death or disability or change in control:

	Voluntary	Involuntary
	Termination	Termination		Termination
	without	without		with
	Change in	Change in	Death or	Change in
	Control	Control	Disability	Control
Employee	($)	($)	($)	($)

Joseph G. Kaveski
Severance (1)	—	225,000	—	225,000

John M. Davenport
Severance (2)	—	112,500	—	112,500
Accelerated vesting of stock-based awards (3)	—	—	—	—

Roger F. Buelow
Severance (4)	—	118,125	—	118,125

(1)	The estimated severance payment is based on base salary at December 31, 2009. For Mr. Kaveski, the amount of severance equates to total yearly cash compensation received prior to involuntary termination for the term of twelve months from the date of involuntary termination.

(2)	The estimated severance payment is based on base salary at December 31, 2009. For Mr. Davenport, the amount of severance equates to three months base salary plus six months of base salary which represents the period from December 31, 2009 to the end of the employment.

(3)	The estimated value of accelerated vesting of stock-based awards is based on the non-vested options held by Mr. Davenport at December 31, 2009, and the closing per share market price of our common stock on that date. The closing per share market price of our common stock at December 31, 2009 was $0.64, below the exercise price of all outstanding un-exercisable options. Therefore, there is no value associated with the accelerated vesting of stock-based awards.

(4)	The estimated severance payment is based on base salary at December 31, 2009. For Mr. Buelow, the amount of severance equates to one month of base salary for each year of employment.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
Philip E. Wolfson, Chairman
Michael A. Kasper
Paul von Paumgartten

DIRECTOR COMPENSATION
     We use a combination of cash and stock-based awards to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that our directors expend in fulfilling their duties, as well as the skill level required by us.
     The following table sets forth the annual cash compensation for directors who are not also employees:

Annual Retainer	$20,000
Additional Annual Retainers:
Lead Director	$10,000
Compensation Committee Chairman	3,000
Audit and Finance Committee Chairman	3,000
Nominating and Corporate Governance Committee Chairman	3,000
     Under the terms of the Company’s 2008 Stock Incentive Plan, each newly appointed non-employee director receives an option to purchase 10,000 shares of common stock at an exercise price of 100% of the fair market value of the stock on the date of grant, which option vests in twelve equal monthly installments following the date of grant. In addition, following each annual meeting of the Company’s shareholders, each non-employee director who will continue to serve as a member of the Board of Directors automatically receives an option to purchase 7,000 shares of common stock at an exercise price of 100% of the fair market value of the stock on the date of grant, which option vests in twelve equal monthly installments following the date of grant. The Lead Director, the Chairman of the Audit and Finance Committee, and the Chairman of the Nominating and Corporate Governance Committee are to receive an additional option to purchase 3,000 shares under the same terms.
     On May 29, 2009, two members of the Company’s Board of Directors voluntarily relinquished portions of their directors’ fee for the balance of 2009 in exchange for the issuance of restricted shares of common stock as authorized under the Company’s 2008 Stock Incentive Plan. The number of restricted shares of common stock issued to each director was equal to the dollar value of the individual’s relinquished director’s fee divided by the closing price per share of the company’s common stock on May 29, 2009. The total number of restricted shares of common stock issued to these directors was 19,000.
     The following table summarizes the compensation paid to non-employee directors during 2009:

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($) (1)	($) (2)	($)	($)	($) (3)	($)

David N. Ruckert	23,000	—	8,384	—	—	29,864	61,248
Paul von Paumgartten	30,000	—	11,883	—	—	—	41,883
Michael A. Kasper	23,000	—	11,883	—	—	—	34,883
Philip E. Wolfson	21,658	1,342	11,883	—	—	—	34,883
J. James Finnerty	20,000	—	11,883	—	—	—	31,883
Laurence V. Goddard	17,802	—	8,791	—	—	—	26,593
David Gelbaum	5,187	11,667	8,528	—	—	—	25,382
R. Louis Schneeberger	1,978	—	395	—	—	—	2,373

(1)	Reflects the dollar value of restricted shares of common stock granted to these directors in exchange for their voluntary relinquishment of their directors’ fees commencing on May 29, 2009, as described above.

(2)	Reflects the dollar amount recognized for financial reporting purposes for 2009 in accordance with ASC 718 and equates to the fair value of the immediately vested option awards on the date of grant. The method and assumptions used to determine the amount of expense recognized for options is set forth in Note 11 in the Company’s 2009 Annual Report on Form 10-K. In 2009, each non-employee director received the following number of shares under our 2008 Incentive Stock Plan: Mr. Gelbaum, 25,000, Mr. Finnerty, 15,0000, Mr. Goddard, 15,000, Mr. Kasper, 15,000, Mr. Ruckert, 15,000, Mr. von Paumgartten,15,000, Mr. Wolfson, 15,000, and Mr. Schneeberger, 10,000.

(3)	Reflects the dollar value of for stock-based compensation for related to consulting agreement entered into on February 3, 2006. See “Certain Relationships and Related Transactions” below for further explanation

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit and Finance Committee of the Board of Directors has appointed the firm of Plante & Moran, PLLC, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2010. Representatives of Plante & Moran, PLLC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be able to respond to appropriate questions from the shareholders.
Change in Independent Registered Public Accounting Firm
     Grant Thornton, LLP served as the Company’s independent registered public accounting firm for the fiscal years ending December 31, 2008. On April 3, 2009, with the approval of the Audit and Finance Committee, the Company dismissed Grant Thornton, LLP.
     During the 2008 fiscal year, and from January 1 through April 3, 2009, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of that firm, would have caused it to make reference to the subject matter of the disagreement in its reports on the Company’s 2008 financial statements. Grant Thornton’s reports on those statements did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, except that its report dated March 30, 2009 on the financial statements for the year ending December 31, 2008 was modified as to uncertainty about the ability of the Company to continue as a going concern.
     Due to the dismissal of Grant Thornton, LLP, representatives of Grant Thornton, LLP are not expected to be present at the Annual Meeting of Shareholders.
Principal Accountant Fees and Services
     Plante & Moran, PLLC provided audit services to the Company for the fiscal year ending December 31, 2009. Grant Thornton, LLP, provided audit services to the Company for the fiscal year ending December 31, 2008. The following table presents fees for professional services rendered by Plante & Moran, PLLC for the audit of Energy Focus’ annual financial statements for 2009 and for Grant Thornton, LLP for the audit of Energy Focus’ annual financial statements for 2008.

	Year Ending December 31,
	2009	2008
Audit Fees (1)	$267,060	$357,677
Audit Related Fees (2)	25,000	—
Other Fees (3)	145,648	—

Total Fees	$437,708	$357,677

(1)	Includes fees incurred for audit services related to audits of consolidated financial statements. For both 2009 and 2008, the Company was not required to obtain independent public accounting firm certification of its internal control infrastructure as defined by the Sarbanes-Oxley Act. Therefore, no fees related to the audit of Sarbanes-Oxley compliance were incurred.

(2)	Represents professional services rendered in connection with the reissuance of the December 31, 2008 opinion and consent from preceding independent registered public accounting firm, Grant Thornton, LLP.

(3)	Includes fees incurred for 2009 of $122,201 related to due diligence services provided in connection with the Stones River Companies, LLC acquisition and $23,447 related to miscellaneous consulting services provided.
Pre-Approval Policies and Procedures
     It is the Company’s policy that all audit and non-audit services to be performed by the Company’s principal auditors be approved in advance by the Audit and Finance Committee. The Audit Committee pre-approved all services provided by Plante & Moran, PLLC during 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     On February 3, 2006, the Company had entered into a consulting agreement with David N. Ruckert, a member of its Board of Directors. Mr. Ruckert was paid $76,000 during the year ending December 31, 2007 and $110,000 during the year ending December 31, 2006 under this agreement. This agreement was terminated on June 30, 2007. No payments were made to Mr. Ruckert during the twelve months ending December 31, 2009 or 2008. Additionally, Mr. Ruckert was granted options to purchase 32,000 shares of the Company’s common stock. Stock expense incurred under ASC 718 related to these options was $30,000 for all years ending December 31, 2009, December 31, 2008, and December 31, 2007.
     On September 14, 2007 the Company entered into a consulting agreement with Joseph G. Kaveski, the Company’s present Chief Executive Officer, for assistance with developing and helping implement strategy and strategic initiatives. From September 2007 through March 2008, the Company paid Mr. Kaveski $14,000 per month in consulting fees. The arrangement terminated in April 2008 when Mr. Kaveski joined the Company as Vice President for Business Development and Global Marketing.
     On March 14, 2008, the Company received an additional $9,335,000 in equity financing, net of expenses. The investment was made by several current Energy Focus shareholders, including four members of the then Board of Directors. These investors agreed to an at-market purchase of approximately 3.1 million units for $3.205 per unit, based on the closing bid price of Energy Focus common shares on March 13, 2008 of $3.08. Each unit comprised one share of the Company’s common stock, par value $0.0001 per share, and one warrant to purchase one share of the Company’s common stock at an exercise price of $3.08 per share. The warrants were immediately separable from the units and immediately exercisable, and will expire five years after the date of their issuance. This additional financing was used to fund working capital, pay debt, and perform additional research and development. Among the investors were Ronald A. Casentini, John M. Davenport, John B. Stuppin, and Philip E, Wolfson, all of whom were members of the Company’s Board of Directors at the time of the transaction, and who invested approximately $100,000 in the aggregate. Also among the investors was The Quercus Trust (“The Trust”), whose trustees include David Gelbaum, who became a member of the Company’s Board of Directors in February 2009.
     On May 27, 2009, the Company entered into an unsecured Promissory Note (“Note”) with The Trust in the amount of $70,000. Under the terms of this Note, the Company is obligated to pay The Trust the principal sum of the Note and interest accruing at a yearly rate of 1.00% in one lump sum payment on or before June 1, 2109. The Company received these funds on June 9, 2009.
     In November 2009, the Company received an additional $3,344,000 in equity financing, net of expenses by selling 4,813,000 shares of common stock in a registered offering. The investment was made by numerous current Energy Focus shareholders, including two then current members of the Company’s Board of Directors. The investment was made under the Company’s registration statement for a $3,500,000 common stock subscription rights offering. Under the terms of the rights offering, the Company distributed, at no charge to its shareholders, transferable rights to purchase up to $3.5 million of the Company’s common stock at the established subscription price per share of $0.75, which was set by the Company’s Board of Directors. At the time the offering began, the Company distributed to each shareholder one transferable right for each share of common stock owned by the shareholder. Each right entitled the holder to purchase one share of the Company’s common stock, par value $0.0001 per share, subject to a maximum of 4,600,000 shares to be issued in the offering. Shareholders were entitled to subscribe for shares not subscribed for by other shareholders. Among the investors were Philip E. Wolfson, a member of the Company’s Board of Directors at the time of the transaction, and who invested approximately $8,000 in the aggregate. Also among the investors was The Trust, whose trustees include David Gelbaum, a member of the Company’s Board of Directors at the time of the transaction.
     In the Company’s subscription rights offering discussed above, an investor inadvertently purchased 1,000,000 shares of our common stock at $0.75 per share. The Company agreed to facilitate the sale of these shares to another shareholder or investor or to purchase them directly. A purchase of those shares by the Company would have severely depleted its cash-on-hand and working capital. After contacting selected shareholders and investors, the Company introduced the investor to The Trust, the Company’s largest shareholder. The Company was informed on December 30, 2009, by the investor and The Trust that The Trust had agreed to purchase those shares at $0.80 per share. At that time, the closing market price of a share of our common stock was approximately $0.65 per share. To facilitate the purchase of the 1,000,000 shares by The Trust, on December 30, 2009, the Company’s Board of Directors agreed with The Trust to reduce the exercise price of the 1,560,062 warrants issued to The Trust in March 2008 to $0.01 per share upon the execution of the purchase of all 1,000,000 shares to be completed in 2010.

     On December 29, 2009 and in conjunction with the acquisition of SRC, the Company entered into Bonding Support Program Agreements (“LOC’s”) with John Davenport, President of the Company, and with The Trust, for $250,000 and $300,000, respectively. These LOC’s have a term of 24 months and bear interest at a rate of 12.5% on the face amount. The LOC’s are collateralized by a percentage of the capital stock of Crescent Lighting Ltd. (“CLL”) which in turn is based on CLL’s net worth as of November 30, 2009 and is subordinated to the senior indebtedness of the Company and CLL. In addition, subject to approval by shareholders, the Company will issue five-year, detachable penny warrants ($.01 per share) to purchase the Company’s common stock at a rate of 0.5 warrants per dollar of the face amount of the LOC.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors, and persons who own more than 10% of a registered class of the Company’s equity securities to file certain reports regarding ownership of, and transactions in, the Company’s securities with the SEC. Such officers, directors, and 10% stockholders are also required by SEC rules to furnish the Company with copies of all those reports that they file.
     Based solely on its review of such reports filed with the SEC and written representations from the reporting persons, the Company believes that all filing requirements applicable to the Company’s executive officers, directors and more than 10% stockholders were complied with for 2009.

DEADLINE FOR RECEIPT OF SHAREHOLDER
PROPOSALS FOR THE 2011 ANNUAL MEETING
     Proposals from shareholders of the Company that are intended to be presented by such shareholders at the Company’s 2011 Annual Meeting of Shareholders must be received by the Secretary of the Company at our principal executive offices located at 32000 Aurora Road, Solon, Ohio 44139, no later than January 8, 2011 to be considered for inclusion in the proxy statement and form of proxy relating to such meeting. The Company’s proxy for the 2011 Annual Meeting of Shareholders may confer discretionary authority to vote on any proposal submitted by a shareholder if written notice of such proposal is not received by the Secretary of the Company at its principal executive offices located at 32000 Aurora Road, Solon, Ohio 44139, on or before March 25, 2011.
HOUSEHOLDING INFORMATION
     Some banks, brokers and other nominees are participating in the practice of “householding” proxy statements and annual reports. This means that beneficial holders of our common stock who share the same address or household may not receive separate copies of this Proxy Statement and our 2009 Annual Report on Form 10-K. We will promptly deliver an additional copy of either document to you if you write or call us at: Energy Focus, Inc., 32000 Aurora Road, Solon, Ohio 44139, Attention: Investor Relations, (440) 715-1300.
OTHER MATTERS
     The Board of Directors knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in such manner as the Board may recommend.
ANNUAL REPORT ON FORM 10-K
     The Company’s 2009 Annual Report on Form 10-K has been mailed with this Proxy Statement. The Company will provide copies of the 2009 Annual Report on Form 10-K and its exhibits, but will charge a reasonable fee to any requesting shareholder. Shareholders may make such request in writing to the Company at 32000 Aurora Road, Solon, Ohio 44139, Attention: Investor Relations. The request must include a representation by the shareholder that as of April 29, 2010, the shareholder was entitled to vote at the 2010 Annual Meeting of Shareholders. The Company’s 2009 Annual Report on Form 10-K and its exhibits are also available on the SEC’s website at http://www.sec.gov.

PROXY	PROXY
ENERGY FOCUS, INC.
Proxy for Annual Meeting of Shareholders
This proxy is solicited on behalf of the
Board of Directors.
     The undersigned hereby appoints Joseph G. Kaveski and Nicholas G. Berchtold, or each of them, proxy and attorney-in-fact, with full power to designate a substitute representative, to represent the undersigned and to vote all of the shares of common stock in Energy Focus, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of the Company to be held at the Company’s principal executive offices at 32000 Aurora Road, Solon, Ohio 44139 at 1:00 P.M., local time, June 16, 2010, and at any adjournment or postponement thereof, as hereinafter specified upon the proposals listed below and as more particularly described in the Proxy Statement of the Company dated April 30, 2010 (the “Proxy Statement”), receipt of which is hereby acknowledged.
(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)
/*\ FOLD AND DETACH HERE /*\

Please mark your choices like this	/x/
The shares represented hereby will be voted as specified. If no specification is made, such shares will be voted FOR the nominees listed below, FOR proposals 2 through 5, and with the discretion of the proxies on any other matters as may properly come before the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 - 5.

WITHHOLD
		FOR	AUTHORITY

1. To elect the following individuals: INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST BELOW.	/ /	/ /	6.	In their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE MARK, DATE, SIGN AND RETURN THE PROXY PROMPTLY IN THE ENCLOSED, STAMPED ENVELOPE
David Anthony	Joseph G. Kaveski
John M. Davenport	Paul von Paumgartten
J. James Finnerty	R. Louis Schneeberger
Michael A. Kasper

		FOR	AGAINST	ABSTAIN		YES	NO
2.	To amend the Company’s Certificate of Incorporation to increase the total number of authorized shares of common stock from 30,000,000 to 60,000,000.	/ /	/ /	/ /	I plan to attend the meeting:	/ /	/ /
		FOR	AGAINST	ABSTAIN	(Please print address change (if any) on label below.)
3.	To approve an amendment to the 2008 Incentive Stock Plan to increase the number of shares of common stock authorized for issuance under the Plan from 1,000,000 to 3,000,000.	/ /	/ /	/ /	DATED:			, 2010
		FOR	AGAINST	ABSTAIN
4.	To approve the issuance of warrants to directors and officers who have or will participate in the Company’s bonding support program.	/ /	/ /	/ /
		FOR	AGAINST	ABSTAIN
5.	To approve the reduction in the exercise price of a March 2008 Warrant to purchase 1,560,062 shares of common stock by The Quercus Trust from $3.08 to $0.01 per share.	/ /	/ /	//
		Print or type shareholder’s name.			(Be sure to date Proxy)
FOLD AND DETACH HERE